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EXHIBIT 10af-1


April 2, 1996

Mike Glinsky
Coopers & Lybrand
370 17th Street, Suite 3300
Denver, CO  80202

Dear Mike:

U S WEST is pleased to formally offer you employment at U S WEST, Inc. (also referred to as "U S WEST") in the capacity of Executive Vice President and Chief Financial Officer in Englewood, Colorado, reporting directly to the Chairman, Chief Executive Officer and President, U S WEST, Inc. As such, you will become a member of the Company's Senior Management Team. Your formal election will occur at the next meeting of the U S WEST Board of Directors. The purpose of this letter is to cover the essential elements of our relationship. Assuming your acceptance, please sign and return a copy of this letter and Attachments in the enclosed envelope or by fax by April 3, 1996. The other copy is for your records. We look forward to your joining us. We understand from you that you are prepared to commence your employment with U S WEST, Inc. on April 15, 1996.

Special Hiring Incentives

Upon signed receipt of the offer letter and signed acceptance of the terms stated in the Attachments, you will receive a $130,000 Sign-On-Bonus. This Bonus will be grossed-up in such a manner that the $130,000 amount will be net of all applicable taxes. This one-time bonus will be paid to you within 1 to 2 pay periods following the effective date of your hire. In the event you voluntarily terminate your employment within one year after your employment date, you are obligated to repay this Bonus in full to U S WEST.

Salary

As compensation for the services you will be performing, you will receive an annual salary of $400,000 currently paid at two week intervals.

Annual Incentive

You will participate in the U S WEST Short-Term Incentive Plan ("STIP") and be eligible for a target annual award of 60% of your base salary, according to plan provisions, and contingent upon Company and individual results. If you commence


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Mike Glinsky
Page 2
April 3, 1996


employment by April 15, 1996, this award opportunity will be paid as if you began work on January 1, 1996, and will not be pro-rated. However, U S WEST will guarantee a pro-rated target STIP payment of at least $180,000 for the 1996 performance year.

Long Term Incentive

You will be granted 45,000 performance shares as a participant in the current
U S WEST Long-Term Incentive Plan ("LTIP"). The current plan operates through 1996. As a plan participant, you will be credited with a portion of the 45,000 share grant based upon Total Shareowner Return ("TSR") results pursuant to the plan provisions. The award is currently delivered in common stock with a two year restriction period. You will commence participation in the plan upon your employment. This award opportunity will be on a pro-rata basis for 1996 beginning with your date of hire. The target award, if achieved under the Plan would, on this basis, provide you with approximately 4,556 shares of Media Group and Communications Group common stock respectively.

You will also be granted 36,000 Dividend Equivalent Units (DEU's) in the new
U S WEST Communications Group Long Term Incentive Plan paying out over a two and three year periods, in early 1998 and 1999, respectively. This Plan is in part a replacement LTIP for the current U S WEST LTIP which will expire December 31, 1996.

In addition, under the Company's new LTIP program, you will be granted 35,000
U S WEST Media Group stock options and 28,000 U S WEST Communications Group stock options. The grant price of these options will be determined based upon the closing price of the respective stocks on the day that the Human Resources Committee of the Board of Directors approves the grant. These are non-qualified options that vest in one-third increments each year for the next three years.

The annual Black-Scholes value of the new LTIP to you has been calculated by us as being worth $550,000.

Change of Control and Executive Severance

You will be a participant in the U S WEST, Inc. Change of Control Plan and will have an individual agreement to that effect.

You will also be entitled to a standard U S WEST Executive Severance Agreement setting forth the terms and conditions under which you would be entitled to receive severance benefits in the unlikely event your employment were to be terminated without cause. It is a condition of your employment that you sign the Severance Agreement and a copy is enclosed.


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Mike Glinsky
Page 3
April 3, 1996

The arbitration provisions of the Executive Severance Agreement will govern any dispute that may arise between you and U S WEST, with the sole exception that the arbitration provisions contained in your Change of Control Agreement will govern if a "change of control" (as defined in the Change of Control Agreement) occurs.

Pension

We understand that you are entitled to a vested pension when you terminate employment with your current employer. It is the intention of U S WEST that you be eligible to receive from U S WEST, if you retire from U S WEST at age 60, a supplemental pension amount which, when added to that amount you will receive from your current employer, will be at least as valuable as you would have received if you had remained with such employer until age 60, based upon reasonable assumptions. Attached hereto is a schedule setting forth what this pension amount would be under a set of reasonable illustrative, but not guaranteed, assumptions.

To this end, you will participate in the U S WEST Mid-Career Pension Plan, and Non-Qualified and Qualified Pension Plans upon beginning employment with U S WEST.

The Mid-Career Pension Plan as it applies to you will be modified so as to provide you with an additional 3/4 year of service for every year of service with U S WEST. Thus, you will received one and 3/4 years of service for each year of service at U S WEST. In the event you voluntarily leave employment with U S WEST prior to five years from the commencement of your employment with U S WEST, your U S WEST Pensions shall not vest. In all other circumstances, your U S WEST Pensions shall be treated as vested upon your termination of employment with U S WEST.

In addition, if you work until age 57, you will be considered "Service Pension eligible" and will receive the benefits given to Service Pension eligible employees under all U S WEST plans and programs. Currently included would be payment of your pension on an immediate unreduced basis, medical and dental benefits, and stock option vesting.

All benefits granted under this section will be provided to you under this letter to the extent you do not qualify for them under the terms of the regular Plans.

Executive Benefits

You will be eligible to participate in the U S WEST Deferred Compensation Plan, subject to plan provisions in place by enrolling by year-end 1996. An enrollment package will be sent to you, describing the plan in detail. However, within 30 days of your hire date, you may also elect to defer receipt of your 1996 (paid 1997) Short Term Incentive Award.


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Mike Glinsky
Page 4
April 3, 1996

You may elect to participate in the U S WEST Executive Life Insurance Plan in lieu of the Group Plan. The basic policy provides coverage equal to your annual eligible compensation (which includes base salary and short-term incentive award) with U S WEST paid premiums. In addition, upon proof of insurability, you may elect to participate in the Supplemental Life Insurance Plan which provides coverage of up to four (4) times your eligible annual pay. This plan is a split dollar plan with potential cash value to you. You will pay the same group term rates as you would in the Group Plan.

In the event that you are disabled and unable to work at U S WEST due to an illness or injury, you will be eligible to receive Short Term Disability benefits of up to 52 weeks of full base pay. After the 52 weeks, you may be eligible for Long Term Disability benefits equal to 60% of base pay (offset by pension, social security and workers compensation benefits). The specific benefits and conditions are defined in the U S WEST Executive Disability Plan.

You will be provided an annual financial counseling reimbursement, subject to plan provisions, in an amount up to $10,000. Such amount must be used prior to the end of each calendar year, and does not carry over into the following year.

You will be eligible to receive an annual physical, according to current plan provisions (currently up to $500), paid for by U S WEST.

U S WEST will also reimburse you for monthly dues for a country club equivalent to the one to which you now belong, and associated business expenses.

U S WEST agrees to pay for a luncheon club (approximately $100 in monthly dues) and will provide, for business purposes, first class air travel and use of corporate aircraft, when available, (spousal use for business purposes grossed up for tax purposes).

U S WEST agrees to pay for the installation, maintenance and monthly service fees for a home security system while you are employed at U S WEST similar to those utilized by other U S WEST Executive Officers.

Employee Benefits

Finally, you will be eligible to participate in all of the established benefit programs regularly maintained by U S WEST. At the present time, these include:

- Medical, dental and vision coverage which provides, according to the provisions in effect at the time of coverage, various options of coverage.


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Mike Glinsky
Page 5
April 3, 1996

- The option to elect to participate in the Group Life Insurance Plan which provides basic coverage equal to your salary. This coverage is provided at company expense. In addition you may elect to purchase supplemental coverage of from 1 to 5 times annual pay. You will pay group term rates for this coverage.

- Paid vacation, including personal days and designated holidays (currently there is no prescribed number of such days allotted, vacation time being a matter of judgment for our officer group).

- 401(k) savings plan with matching company contributions of 83.33% up to 6% pre-tax of base salary after one year of service with U S WEST and based on plan provisions.

- U S WEST Stock Option reload provision of the 1994 Stock Plan

In all cases, you will be entitled to receive all benefits of employment generally applicable to all employees of U S WEST at your same level of responsibility. These benefits will be pursuant to the specific provisions of such plans and programs.

Mike, this offer and compensation opportunities recognize the scope and significance of the job we are offering you. They also represent our confidence in the contributions you will make to the success of U S WEST. Dick McCormick and I look forward to your acceptance of this offer and anticipate your value-added contributions to the success of U S WEST.

                                        Sincerely,



                                        Charles P. Russ, III

Attachments


I acknowledge receipt of this offer and accept the offer as stated, which is conditioned upon my successful completion of a pre-employment drug test, successful completion of a medical inquiry, satisfactory resolution of a background check and acceptance of the terms stated in the Attachments and the Agreement regarding Severance.



____________________________________    _____________________________
Mike Glinsky                                           Date


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Mike Glinsky
April 2, 1996
Attachment A
Page 1

                                     ATTACHMENT A

In consideration of the offer of employment extended to you by U S WEST Communications, you must satisfy or agree to each of the conditions described below. Should you decide to accept the offer of employment, please sign and return this Attachment in the enclosed envelope by April 3, 1996. As used in this Attachment, "U S WEST" includes U S WEST, Inc., any successor, subsidiary or affiliate of U S WEST, Inc., and the employees, officers, directors, and agents of each of them. This Attachment supersedes any written or verbal representations regarding matters addressed in this Attachment to the extent they are inconsistent. PLEASE READ THIS DOCUMENT CAREFULLY, AS IT AFFECTS THE LEGAL RIGHTS OF YOU AND U S WEST.

PRE-EMPLOYMENT INQUIRIES

There are five primary pre-employment conditions you must satisfy as a condition of this offer. These conditions include signing and returning this Attachment to U S WEST; successful completion of a pre-employment drug test; successful completion of a medical inquiry; satisfactory resolution of a background check; and signed acceptance of the terms stated in the Agreement regarding Severance. The determination as to whether each of these conditions has been satisfactorily completed will be made by U S WEST in its reasonable discretion. The background check may include one or more of the following actions depending on the relevance to the position you have been offered: verification of your work experience, training, licenses, certificates and other educational experience, examination of your driving record, and examination of public records including basic identity verification, social security number and criminal history.

EMPLOYMENT AT WILL

Nothing in the offer of employment or in this Attachment contain any promises about the terms, conditions, or duration of the employment relationship between you and U S WEST or the circumstances under or the procedures by which the employment relationship may be terminated. Just as you may terminate your employment at any time, with or without cause, U S WEST reserves the same rights, that is, it may also terminate you or change the terms and conditions of your employment at any time with or without cause. Change in the economy, markets and technology is inevitable. For this reason and others, U S WEST cannot contract or even imply that your employment will continue for any particular period of time. This at-will employment relationship


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Mike Glinsky
April 2, 1996
Attachment A
Page 2

may not be modified, unless in a written agreement properly signed by you and anauthorized officer of U S WEST. Nothing contained in the offer of employment, this Attachment, or other communications, creates or implies an employment contract or term of employment or any promise of specific treatment upon which you can rely.


TRADE SECRETS AND CONFIDENTIAL INFORMATION

During the course of your employment with U S WEST you may have access to or create intellectual property of U S WEST. Therefore:

Executive agrees that any inventions, discoveries, creations (including without limitation software, writings, drawings and other works), improvements, confidential information or other intellectual property that he or she may develop or create, or assist in developing or any creating, during his or her employment with U S WEST, whether or not patentable or eligible for copyright, which relate to the actual, planned, or foreseeable business or other activities of U S WEST, or which result from his or her work for U S WEST, are the exclusive property of U S WEST and at no time later than his or her termination of employment with U S WEST. Executive agrees to disclose promptly such intellectual property to U S WEST and will, both during and after his or her employment, and without additional compensation, execute all assignments and other documents and do all things reasonably necessary to secure and enforce U.S. and foreign intellectual property rights for U S WEST, including patents and copyrights.

Executive agrees to hold in a fiduciary capacity for the benefit of U S WEST all confidential, legal, financial, marketing, business, technical, or other information, including specifically but not exclusively, information that Executive prepared, caused to be prepared, or received in connection with Executive's employment with U S WEST, such as, management and business plans, business strategies, software, software evaluations, trade secrets, personnel information, marketing methods and techniques, and any of the above-recited information as it relates to U S WEST which shall have been obtained and/or learned during his or her employment and which shall not be public knowledge. After termination of Executive's employment with U S WEST, Executive will not, without prior written consent of U S WEST, communicate or divulge any such information, knowledge or data to anyone other than U S WEST or its designated representatives. This provision does not apply to (a) information or knowledge that already is or subsequently may come into the public domain after the termination of employment other than by way of unauthorized disclosure by Executive, or (b)


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Mike Glinsky
March 19, 1996
Attachment A
Page 3

information or knowledge that Executive is required to disclose by order of a court or governmental agency after timely notice is provided to U S WEST to allow U S WEST to take legal action with respect to the matter.

You are not obligated to assign any intellectual property to U S WEST that you created prior to your employment with U S WEST. To avoid any confusion, you must identify in writing on the attached page any such intellectual property that has not been patented or published and forward it along with this Attachment.

SEVERABILITY AND SURVIVAL OF TERMS

In case any one or more of the provisions of this Attachment shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Attachment will not be affected. Further, any provision or portion of this Attachment found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of you or U S WEST, to be modified, amended and/or limited to the minimum extent necessary to render such provisions or portions thereof valid and enforceable. The provisions of this Attachment regarding trade secrets and confidential information and arbitration shall survive the termination of your employment by U S WEST.

If these arrangements meet with your approval, please sign below and return one of the signed Attachments to Charles P. Russ III, Executive Vice President, Law & Human Resources, General Counsel and Secretary, U S WEST, Inc., 7800 E. Orchard Road, Suite 200, Englewood, CO 80112. The other copy is for your records.




I accept the offer of employment with U S WEST, Inc. I have read this Attachment, including the provisions concerning employment at will, trade secrets and confidential information. My signature below indicates that I understand and agree to the terms of this Attachment.


____________________________________    _____________________________
Mike Glinsky                            Date


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Mike Glinsky
April 2, 1996
Attachment B

                                     ATTACHMENT B

              INTELLECTUAL PROPERTY THAT HAS BEEN PATENTED OR PUBLISHED



1.




2.





3.